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                                                                   EXHIBIT 10.13

[LOGO] arbinet Holdings, Inc.

March 1, 2000

Chi K. Eng: Esq.
43 Knight Road
Wayne, NJ 07470
(973) 694-3431

Dear Chi,

          On behalf of Arbinet Holdings, Inc., I am pleased to offer you the position of Deputy Counsel for Intellectual Property/Patent Licensing reporting to Neil Torpey, General Counsel, starting upon acceptance of this offer,

          Your salary will be $100,000 per annum paid semi-monthly, with a review due in twelve months. You will be eligible to participate in the company's employee stock option plan. Under the Option Plan, the Company will grant you an option to purchase 30,000 shares of common stock of the Company. These options will be granted pursuant to a stock option agreement and vest over a 4-year period. Twenty-five percent of these options will vest after your completion of one year of employment with the Company. The remaining options will vest monthly (for so long as you remain employed by the Company) over the subsequent three years. These options will be subject to various restrictions, including restrictions on transfer, forfeiture, and repurchase provisions. All option grants and pricing are subject to the Company's board of director and compensation committee approval. Further details regarding the Option plan will be provided to you once you have been granted options.

          The Company's vacation year runs from 1st January to 31st December and you will be entitled to 3 weeks vacation. Requests for holiday and vacation must be approved by your manager to ensure adequate staffing of the department.

          Please read the attached copies of our Confidentiality Agreement, Travel & Living Policy, and other forms pertaining to payroll. We will also provide you with a detailed health benefits plan shortly.

          It is understood that your employment at Arbinet Communications.. Inc. will be on an "at will" basis. This means that you or the Company may terminate our employment relationship at any time, for any reason, with or without cause and without notice. Nothing in this letter creates any express or implied contract to the contrary. This at-will relationship will remain in effect throughout your employment with the Company and can be changed only by an express written agreement.

                             Arbinet Holdings, Inc.
                The Broad Financial Center, 33 Whitehall Street,
                      19th Floor, New York, NY 10004-2112
                     Phone: 1+917-320-2000 Fax: 212-797-9083

tradingdesk@arbinet.com   www.arbinet.com   www.agcn.net   www.ebandwidth.com

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          Your offer of employment is contingent on verification of your employment eligibility as required by the Immigration Reform and Control Act of 1986, which requires us to verify your employment eligibility. On the first day of work, please bring documents that show both your identification and authorization to work in the United States. These documents can be an U.S. birth certificate or social security card and driver's license; an U.S. passport; or a Certificate of Naturalization.

          If you agree to these terms, please sign and return this offer letter, the enclosed Confidentiality Agreement and the Employee Manual to Michael McQuillan, Controller in an envelope marked "Confidential" within 5 days of the date of this letter. We look forward to having you as part of our team.

Sincerely,

/s/ Anthony L. Craig
Anthony L. Craig
CEO

Accepted by:

/s/ Chi K. Eng
--------------------------
Date: March 15, 2000

                             Arbinet Holdings, Inc.
                The Broad Financial Center, 33 Whitehall Street,
                       19th Floor, New York, NY 10004-2112
                     Phone: 1+917-320-2000 Fax: 212-797-9083

tradingdesk@arbinet.com   www.arbinet.com   www.agcn.net   www.ebandwidth.com